Exhibit 99.1

News Release

For release: Immediately

Berkshire Hathaway Acquisition of Lubrizol Scheduled to Close on

Friday, September 16, 2011

The Ministry of Commerce of the People’s Republic of China gives clearance for acquisition to proceed

OMAHA, NE / CLEVELAND, OH, September 14, 2011 – Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and The Lubrizol Corporation (NYSE: LZ) received notification from the Ministry of Commerce of the People’s Republic of China (MOFCOM) that it has formally approved Berkshire Hathaway’s planned acquisition of the global specialty chemical company.

The parties expect the transaction to close on Friday, September 16, 2011.

About Berkshire Hathaway

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire’s common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,000 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.

- more-

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent Lubrizol’s judgment as of the date of this communication and Lubrizol cautions readers not to place undue reliance on such statements. Lubrizol assumes no obligations to update the forward-looking statements contained in this release.

Berkshire Hathaway Contact:

Financial/Investor Contact

Marc D. Hamburg

402/346-1400

Lubrizol Contacts:

Financial/Investor Contact	Media Contact
Greg Taylor	Julie Young
440/347-1206	440/347-4432

# # #